EXHIBIT NO. 99-2


                        NIAGARA MOHAWK REACHES AGREEMENT
                          TO SELL ALBANY STEAM STATION

SYRACUSE, Oct. 6 - Niagara Mohawk Power Corp., a wholly owned subsidiary of Niagara Mohawk Holdings, Inc. (NYSE: NMK), today announced an agreement to sell its Albany oil and gas-fired electric generating station to PSEG Power LLC for $47.5 million. The sale price is 1.3 times the plant's book value of approximately $36 million. Niagara Mohawk could also receive up to an additional $11.5 million if PSEG Power chooses to pursue redevelopment of the Albany Steam Station.

PSEG Power is a wholesale electric generation and trading company operating in the northeastern United States. PSEG Power is an unregulated subsidiary of Public Service Enterprise Group, Inc. (NYSE: PEG), a diversified energy company headquartered in Newark, N.J.

Under a transition power contract in place through September 2003, Niagara Mohawk will purchase electricity from PSEG Power at prices consistent with those negotiated in its POWERCHOICE regulatory agreement.

As part of the agreement, PSEG Power will accept the current collective bargaining agreement with the International Brotherhood of Electrical Workers Local 97 and will offer to continue employment for employees at the Albany Steam Station.

"We are very pleased with the results of this sale," said William E. Davis, Niagara Mohawk's chairman and chief executive officer. "For the past 47 years the Albany Steam Station has been an important part of our commitment to deliver safe and reliable power to our customers. We're pleased that PSEG Power is the successful bidder. We believe their commitment to invest in the competitive electric generation business offers the best opportunity for the Albany Steam Station to continue as a power producer and employer," Davis said.

Frank Cassidy, president of PSEG Power said, "The purchase of the Albany plant, similar in design and operation to our own Sewaren plant, gives PSEG Power its first entry into a new and important power pool. Our plant operation and electric trading experience will allow us to both maximize the operation of the plant and participate in the ongoing development of the power pool."

"We look forward to working with the employees as we integrate the Albany plant into PSEG Power's portfolio and consider future expansion at the site," added Cassidy.

The sale is subject to approval by the New York Public Service Commission and various federal agencies. Niagara Mohawk expects to complete the transaction in the first quarter of 2000.

"Proceeds from this sale will be used to accelerate the retirement of capital, consistent with our plan to create value for our shareholders," said Davis.

Albany Steam Station is a 400-megawatt plant on the west shore of the Hudson River in the town of Bethlehem, N.Y., three miles south of Albany. In operation since 1952, the plant was originally built to burn coal. It was converted to oil in 1970, and natural gas capability was added in 1981.

Last November, Niagara Mohawk filed an application with the New York State Board on Electric Generation Siting and the Environment to redevelop the Albany Steam Station. Niagara Mohawk proposed to increase the plant's generating capacity to 750 megawatts, while substantially reducing air emissions and Hudson River water usage. A 'Certification of Completeness' of the application is currently pending at the Siting Board. PSEG Power will consider continuation of the redevelopment efforts.

The agreement to sell the Albany Steam Station is the latest successful step in the divestiture of Niagara Mohawk's generating facilities, one of the major elements of the company's POWERCHOICE plan to reduce prices and promote competition. So far this year, the company has completed the sale of its coal-fired and hydroelectric generating stations, and has announced agreements to sell its Oswego Steam Station, Nine Mile Point One Nuclear Unit, and its 41-percent share of the Nine Mile Point Two Nuclear Unit.

Investment bankers, Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities, are serving as Niagara Mohawk's financial advisors for the Albany Steam Station sale.

Niagara Mohawk Power Corp. is an energy services company that provides electricity to more than 1.5 million customers across 24,000 square miles of Upstate New York. The company also delivers natural gas to more than 500,000 customers over 4,500 square miles of eastern, central and northern New York.